Maxxon Globe Med Tech Letter of Intent To Enter Joint Venture

New Patent for the reverse vacuum safety syringe owned by Joint Venture 50/50 Ownership of present and future Patent Rights

Globe will produce 1,000 pcs of these syringes for Maxxon within six to eight weeks the total cost for this run is 40k of which the parties will split 50/50. These molds win able to produce 10,000 pcs. Each party will share 50% of product cost after the 1st 1,000 pcs.

Development, manufacturing, sales and distribution managed by the Joint Venture

Globe will contribute their safety IV catheter including patent rights to the Joint Venture

Option for JV and/or Maxxon to acquire the Safety scalpel including patent rights

Globe will continue to evaluate new safety products and patents and will attempt to bring related products and technologies to the JV

Maxxon will offer and Andy Hu will accept the position of Chief Technology Officer of Maxxon.

In consideration of Mr. Hu accepting this position Maxxon will assign options to purchase one million shares of its Common Stock at a strike price of $0.025 with a term until December 31, 2006.

In witness hereof on this 12th day of July 2005




/s/ ANDY HU                                          /s/ RON WHEET
----------------------                      ----------------------
Andy Hu  7/12/2005                          Ron Wheet                  7/12/05
President                                            CEO
Globe Medical Tech Inc.                     Maxxon, Inc.